Exhibit 99.1

Apollo Investment Corporation

Announces December 31, 2008 Quarterly Financial Results

And

Declares Quarterly Dividend of $0.26 Per Share

NEW YORK—February 5, 2009—Apollo Investment Corporation (NASDAQ-GS: AINV) today announces financial results for its fiscal quarter ended December 31, 2008. Additionally, Apollo Investment Corporation announces that its Board of Directors has declared its fourth fiscal quarter 2009 dividend of $0.26 per share, payable on April 2, 2009 to stockholders of record as of March 19, 2009. The dividend will be paid from taxable earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

Like many other companies in this current environment, including those within the financial services industry, we believe reducing our quarterly dividend is prudent and appropriate, and therefore in the best interest of Apollo Investment Corporation and its stockholders. We expect that a dividend reduction to $0.26 will further strengthen our balance sheet in the near term by increasing retained earnings and improving our liquidity in this volatile market. At December 31, 2008, we were in compliance with our regulatory asset coverage with a debt to equity ratio of 0.83 to 1.0. In addition, we were in compliance with all financial covenants of our credit facility.

HIGHLIGHTS:

At December 31, 2008:

Total Assets: $2.6 billion

Investment Portfolio at value: $2.5 billion

Net Assets: $1.4 billion

Net Asset Value per share: $9.87

Portfolio Activity for the Quarter Ended December 31, 2008:

Investments made during the quarter: $22 million

Sales and prepayments during the quarter: $144 million

Number of new portfolio companies invested: 1

Number of portfolio company exits: 5

Operating Results for the Quarter Ended December 31, 2008 (in thousands, except per share amounts):

Net investment income: $52,787

Net realized gains (losses): ($3,576)

Net change in unrealized appreciation (depreciation): ($524,754)

Net increase (decrease) in net assets resulting from operations: ($475,543)

Net investment income per share: $0.37

Net realized gains (losses) per share: ($0.02)

Net change in unrealized appreciation (depreciation) per share: ($3.69)

Earnings (Loss) Per Share: ($3.34)

CONFERENCE CALL/WEBCAST AT 11:00 A.M. EASTERN TIME, FRIDAY, FEBRUARY 6, 2009

The company will host a conference call and audio webcast at 11:00 a.m. (Eastern Time) on Friday, February 6, 2009 to discuss its quarterly results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call. International callers should dial (973) 633-6740. All callers should reference Apollo Investment Corporation. Following the call you may access either an archived replay or audio webcast of the call. An archived replay will be available through February 19, 2009 by calling (800) 642-1687. International callers please dial (706) 645-9291. For all replays, please reference pin # 80737150. To access a replay of the audio webcast please visit the Events Calendar in the Investor Relations section of our website at www.apolloic.com; the replay will be available on our website later that same day.

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended December 31, 2008, we invested $21.9 million, across 1 new and 3 existing portfolio companies. This compares to investing $360.0 million in 5 new and 10 existing portfolio companies for the three months ended December 31, 2007. Investments sold or prepaid during the three months ended December 31, 2008 totaled $144.3 million versus $122.7 million for the three months ended December 31, 2007. (For additional information, please see the “Liquidity and Capital Resources” section.)

At December 31, 2008, our net portfolio consisted of 73 portfolio companies and was invested 24% in senior secured loans, 59% in subordinated debt, 4% in preferred equity and 13% in common equity and warrants versus 70 portfolio companies invested 24% in senior secured loans, 55% in subordinated debt, 5% in preferred equity and 16% in common equity and warrants at December 31, 2007.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio at our current cost basis were 9.0%, 13.3% and 12.1%, respectively, at December 31, 2008. At December 31, 2007, the yields were 11.6%, 13.0%, and 12.6%, respectively.

Since the initial public offering of Apollo Investment Corporation in April 2004 and through December 31, 2008, total invested capital exceeded $5.5 billion in 124 portfolio companies. Over the same period, Apollo Investment has also completed transactions with more than 85 different financial sponsors.

Senior secured loans and European mezzanine loans typically accrue interest at variable rates determined on the basis of a benchmark: LIBOR, EURIBOR, GBP LIBOR, or the prime rate, with stated maturities at origination that typically range from 5 to 10 years. While subordinated debt issued within the United States will typically accrue interest at fixed rates, some of these investments may include zero-coupon, PIK and/or step bonds that accrue income on a constant yield-to-call or maturity basis. At December 31, 2008, 70% or $1.6 billion of our interest-bearing investment portfolio was fixed rate debt and 30% or $0.7 billion was floating rate debt at value. At December 31, 2007, 57% or $1.6 billion of our interest-bearing investment portfolio was fixed rate debt and 43% or $1.2 billion was floating rate debt at value.

RESULTS OF OPERATIONS

Results comparisons are for the three and nine months ended December 31, 2008 and December 31, 2007.

Investment Income

For the three and nine months ended December 31, 2008, gross investment income totaled $97.5 million and $292.0 million, respectively. For the three and nine months ended December 31, 2007, gross investment income totaled $92.9 million and $267.9 million, respectively. The increase in gross investment income for the three and nine months ended December 31, 2008 was primarily due to the growth of our investment portfolio as compared to the previous period. Origination and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Net expenses totaled $43.9 million and $135.6 million, respectively, for the three and nine months ended December 31, 2008, of which $27.9 million and $86.0 million, respectively, were base management fees and performance-based incentive fees and $13.7 million and $42.0 million, respectively, were interest and other credit facility expenses. Of these expenses, general and administrative expenses totaled $2.3 million and $7.7 million, respectively, for the three and nine months ended December 31, 2008. Net expenses totaled $49.7 million and $108.3 million, respectively, for the three and nine months ended December 31, 2007, of which $32.0 million and $63.4 million, respectively, were base management fees and performance-based incentive fees and $16.0 million and $38.7 million, respectively, were interest and other credit facility expenses. Of these expenses, general and administrative expenses totaled $1.7 million and $6.2 million, respectively, for the three and nine months ended December 31, 2007. Expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, professional fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The decrease in net expenses for the three months ended December 31, 2007 to the three months ended December 31, 2008 was primarily related to decreases in base management and incentive fees and decreases in interest and other credit facility expenses. The increase in net expenses from the nine months ended December 31, 2007 to the nine months ended December 31, 2008 was primarily related to increases in base management and incentive fees and other general and administrative expenses from the growth of our investment portfolio as compared to the previous period. For the three and nine months ended December 31, 2008, excise tax expenses accrued totaled $0.9 million. For the three and nine months ended December 31, 2007, excise tax expenses totaled $1.7 million.

Net Investment Income

The Company’s net investment income totaled $52.8 million and $155.6 million or $0.37 per share and $1.12 per share, respectively, for the three and nine months ended December 31, 2008. For the three and nine months ended December 31, 2007, net investment income totaled $41.5 million and $157.9 million or $0.35 per share and $1.44 per share, respectively.

Net Realized Gains (Losses)

The Company had investment sales and prepayments totaling $144.3 million and $254.7 million, respectively, for the three and nine months ended December 31, 2008. For the three and nine months ended December 31, 2007, investment sales and prepayments totaled $122.7 million and $611.5 million, respectively. Net realized losses for the three and nine months ended December 31, 2008 were $3.6 million and $63.4 million, respectively. For the three and nine months ended December 31, 2007, net realized gains totaled $80.5 million and $58.9 million, respectively.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the three and nine months ended December 31, 2008 net change in unrealized depreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $524.8 million and $733.9 million, respectively. For the three and nine months ended December 31, 2007, net change in unrealized depreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $147.6 million and $87.8 million, respectively. A material increase in unrealized depreciation was recognized for the quarter from significantly lower fair value determinations on many of our investments. Lower fair values were driven primarily from the general market dislocation, the illiquid capital markets, and the current market expectations for pricing increased credit risk and default assumptions.

Net Increase (Decrease) in Net Assets From Operations

For the three and nine months ended December 31, 2008, the Company had a net decrease in net assets resulting from operations of $475.5 million and $641.7 million, respectively. For the three and nine months ended December 31, 2007 the Company had a net decrease in net assets resulting from operations of $25.6 million and a net increase in net assets resulting from operations of $128.9 million, respectively. The loss per share was $3.34 and $4.63 for the three and nine months ended December 31, 2008. For the three and nine months ended December 31, 2007, there was a loss per share of $0.21 and earnings per share of $1.18, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated and generally available through periodic follow-on equity offerings, through its senior secured, multi-currency $1.7 billion, five-year, revolving credit facility maturing in April 2011, through investments in special purpose entities in which we hold and finance particular investments on a non-recourse basis, as well as from cash flows from operations, investment sales of liquid assets and prepayments of senior and subordinated loans and income earned from investments and cash equivalents. At December 31, 2008, the Company had $1.16 billion in borrowings outstanding and $0.54 billion remained unused. Given our asset coverage requirements, use of our capital resources has been significantly curtailed due to the significant increase in our deemed leverage from depreciating asset values. Accordingly, we expect any current liquidity needs to be met from continued cash flows from operations, investment sales of liquid assets, and managing the Company’s dividend policy, among other factors. In the future, the Company may raise additional equity or debt capital off its shelf registration or may securitize a portion of its investments, among other considerations. The primary use of funds will be investments in portfolio companies, cash distributions to our stockholders, reductions in debt outstanding and other general corporate purposes. On May 16, 2008, the Company closed on its most recent follow-on public equity offering of 22.3 million shares of common stock at $17.11 per share raising approximately $369.6 million in net proceeds.

Dividends

Dividends paid to stockholders for the three and nine months ended December 31, 2008 totaled $74.0 million or $0.52 per share and $221.9 million or $1.56 per share, respectively. For the three and nine months ended December 31, 2007 dividends totaled $62.0 million or $0.52 per share and $168.9 million or $1.55 per share, respectively. Tax characteristics of all dividends will be reported to shareholders on Form 1099 after the end of the calendar year. Our quarterly dividends, if any, will be determined by our Board of Directors.

We have elected to be taxed as a RIC under Subchapter M of the Internal Revenue Code of 1986. To maintain our RIC status, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In addition, although we currently intend to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gains for investment.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.

We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, due to the asset coverage test applicable to us as a business development company, we may in the future be limited in our ability to make distributions. Also, our revolving credit facility may limit our ability to declare dividends if we default under certain provisions. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of the tax benefits available to us as a regulated investment company. In addition, in accordance with U.S. generally accepted accounting principles and tax regulations, we include in income certain amounts that we have not yet received in cash, such as contractual payment-in-kind interest, which represents contractual interest added to the loan balance that becomes due at the end of the loan term, or the accrual of original issue or market discount. Since we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the requirement to distribute at least 90% of our investment company taxable income to obtain tax benefits as a regulated investment company.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	December 31, 2008 (unaudited)	March 31, 2008
Assets
Non-controlled/non-affiliated investments, at value (cost - $3,143,644 and $3,139,047, respectively)	$2,405,972	$2,986,556
Controlled investments, at value (cost - $324,777 and $247,400, respectively)	130,649	246,992
Cash equivalents, at value (cost - $0 and $404,063, respectively)	—	403,898
Cash	2,196	8,954
Foreign currency (cost - $1,020 and $2,140, respectively)	1,012	2,130
Interest receivable	46,632	46,643
Dividends receivable	37,030	23,024
Prepaid expenses and other assets	3,703	5,896
Receivable from investment adviser	—	231

Total assets	$2,627,194	$3,724,324

Liabilities
Credit facility payable	$1,162,470	$1,639,122
Payable for investments and cash equivalents purchased	26,400	142,339
Management and performance-based incentive fees payable	27,878	26,969
Dividends payable	—	9,368
Interest payable	4,430	6,178
Accrued administrative expenses	315	288
Other liabilities and accrued expenses	2,204	2,152

Total liabilities	$1,223,697	$1,826,416

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 142,221 and 119,894 issued and outstanding, respectively	$142	$120
Paid-in capital in excess of par	2,352,883	1,983,795
Undistributed net investment income	—	24,959
Distributions in excess of net investment income	(41,316)	—
Accumulated net realized gain	22,766	86,136
Net unrealized depreciation	(930,978)	(197,102)

Total Net Assets	$1,403,497	$1,897,908

Total liabilities and net assets	$2,627,194	$3,724,324

Net Asset Value Per Share	$9.87	$15.83

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$91,955	$84,488	$267,155	$238,107
Dividends	1,615	3,956	8,726	11,323
Other income	1,353	2,099	4,826	3,820
From controlled investments:
Dividends	2,602	2,311	11,324	4,619
Other income	—	—	—	10,000

Total Investment Income	97,525	92,854	292,031	267,869

EXPENSES:
Management fees	$14,681	$15,987	$47,057	$43,833
Performance-based incentive fees	13,197	16,040	38,898	19,518
Interest and other credit facility expenses	13,659	15,966	41,980	38,693
Administrative services expense	794	618	3,517	2,772
Other general and administrative expenses	1,648	1,118	4,361	3,694

Total expenses	43,979	49,729	135,813	108,510
Expense offset arrangement	(95)	(78)	(227)	(225)

Net expenses	43,884	49,651	135,586	108,285

Net investment income before excise taxes	53,641	43,203	156,445	159,584
Excise tax expense	(854)	(1,703)	(854)	(1,703)

Net investment income	$52,787	$41,500	$155,591	$157,881

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	$(40,912)	$98,672	$(103,313)	$80,462
Foreign currencies	37,336	(18,150)	39,943	(21,589)

Net realized gain (loss)	(3,576)	80,522	(63,370)	58,873

Net change in unrealized gain (loss):
Investments and cash equivalents	(525,904)	(154,104)	(778,607)	(60,418)
Foreign currencies	1,150	6,475	44,731	(27,397)

Net change in unrealized gain (loss)	(524,754)	(147,629)	(733,876)	(87,815)

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	(528,330)	(67,107)	(797,246)	(28,942)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(475,543)	$(25,607)	$(641,655)	$128,939

EARNINGS (LOSS) PER SHARE	$(3.34)	$(0.21)	$(4.63)	$1.18

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488